UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hughes Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11717 Exploration Lane

Germantown, MD 20876

April 15, 2011

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”), which will be held on Wednesday, May 25, 2011, at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The attached Notice of Annual Meeting of Stockholders and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Officers of the Company will be present at the Annual Meeting to respond to any questions that stockholders may have regarding the business to be transacted.

Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please read the Proxy Statement and provide instructions for voting your shares by mail, telephone or via the Internet so that your shares will be represented. Returning the proxy card by mail or voting your shares by telephone or the Internet will not prevent you from voting in person at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors of the Company and all of our employees, we thank all of our stockholders for your continued interest and support.

Sincerely yours,

Pradman P. Kaul

Chief Executive Officer and President

11717 Exploration Lane

Germantown, MD 20876

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2011

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”) will be held on Wednesday, May 25, 2011, at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company for the year ending December 31, 2011;

3.	To cast a non-binding advisory vote on a resolution approving the compensation of the Company’s executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say on pay” vote;

4.	To cast a non-binding advisory vote on the frequency with which say on pay votes should be held in the future; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has established March 31, 2011 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, we may adjourn the Annual Meeting in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Dean A. Manson,

Secretary

April 15, 2011

HUGHES COMMUNICATIONS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

May 25, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement, the proxy card, and the combined 2010 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 are being made available to you on or about April 15, 2011. The Board of Directors (the “Board of Directors”) of Hughes Communications, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Board of Directors is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) to our stockholders of record and beneficial owners. The mailing of the Notice will begin on or about April 15, 2011. The Notice contains instructions on how to access this Proxy Statement and our 2010 Annual Report on Form 10-K over the Internet or to request to receive a printed copy of the materials by mail. Stockholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Date, Time and Place

The Annual Meeting will be held on Wednesday, May 25, 2011, at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the Company’s next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accountant of the Company for the year ending December 31, 2011;

3.	To cast a non-binding advisory vote on a resolution approving the compensation of the Company’s executive officers pursuant to the compensation disclosure rules of the SEC, or “say on pay” vote;

4.	To cast a non-binding advisory vote on the frequency with which say on pay votes should be held in the future; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date; Stockholders Entitled to Vote

The close of business on March 31, 2011 has been established by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

At the close of business on the record date, there were approximately 21,835,000 shares of our common stock outstanding and entitled to vote held by approximately 515 holders of record and approximately 9,493 beneficial holders. Each share of our common stock entitles the holder to one vote at the Annual Meeting on all matters properly presented at the meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our headquarters at 11717 Exploration Lane, Germantown, Maryland 20876 for purposes pertaining to the Annual Meeting, during normal business hours for a period of ten (10) days prior to the Annual Meeting and at the time and place of the Annual Meeting.

Quorum

A quorum, consisting of the holders of one-third of the shares of the Company’s issued and outstanding common stock entitled to vote as of the record date, must be present in person or by proxy before any action may be taken at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for the purposes of determining a quorum. A broker “non-vote” occurs when a stockholder fails to provide voting instructions to his or her broker for shares held in “street name” (i.e. shares held in a broker, bank or other nominee account). Broker non-votes will not be considered voted with regard to, or treated as present with respect to, the election of directors (Proposal 1).

Votes Required

Vote Required to Elect the Directors (Proposal 1)

The seven (7) nominees for director receiving the greatest number of votes cast, in person or by proxy, by holders of our common stock entitled to vote at the Annual Meeting, will be elected as directors.

Vote Required to Ratify the Appointment of Our Independent Registered Public Accountant (Proposal 2)

The affirmative vote of a majority of votes cast, in person or by proxy, by holders of our common stock entitled to vote at the Annual Meeting, is required to ratify the appointment of Deloitte & Touche as our independent registered public accountant for the year ending December 31, 2011.

Vote Required to Approve Non-binding Resolution on Executive Compensation (Proposal 3)

The affirmative vote of a majority of votes cast, in person or by proxy, by holders of our common stock entitled to vote at the Annual Meeting, is required to approve the non-binding resolution approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the narrative disclosure as included in this Proxy Statement.

Vote Required to Approve Frequency of Vote on Executive Compensation (Proposal 4)

The frequency of the advisory vote on our executive compensation receiving the greatest number of votes cast (every year, every other year or every three years) will be considered the frequency recommended by our stockholders. Please note that stockholders are presented with the option to choose between a frequency or to abstain from voting on this proposal and are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a stockholder abstains from voting on Proposal 1 or withholds a vote for a particular director, it will have no effect on the proposal. If a stockholder abstains from voting on Proposal 2 or Proposal 3, it will have the same effect as a vote against such proposal. If a stockholder abstains from voting on Proposal 4, it will have no effect on the proposal. For stockholders that hold their shares in street name, brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Additionally, brokers may not vote your shares with respect to the advisory votes on executive compensation (Proposal 3) or on the frequency of such votes (Proposal 4) as such matters are considered non-routine. If a proxy card is returned without indication as to how to vote, the stock represented by that proxy will have no effect on Proposal 1 and Proposal 4 and be voted in favor of Proposal 2 and 3.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the Annual Meeting in the manner directed by you. All shares voted via the Internet or by telephone by 11:59 p.m. Eastern Time on May 24, 2011 or represented by a properly executed proxy card received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in the manner specified by the holders thereof. You may vote by mail, via the Internet, by telephone, or in person at the Annual Meeting.

•	Mail. To vote by mail, complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

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Internet. To vote via the Internet, go to www.proxyvote.com. Follow the instructions for voting that appear on the website to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2011. You must have the Notice available to vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder.

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Telephone. To vote by telephone, call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2011. You must have the Notice available to vote by telephone.

The Internet and telephone voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions and confirm that their instructions have been recorded properly. Stockholders who vote by Internet or telephone need not return a proxy card by mail.

If you hold your shares in street name through a bank, broker or other intermediary, you are a “beneficial owner” of our common stock. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

Every stockholder’s vote is important. Accordingly, you should provide your voting instructions to the Company by mail, telephone or the Internet or to your broker or other nominee, whether or not you plan to attend the Annual Meeting in person.

Revoking Your Proxy or Changing Your Vote

Whether stockholders submit their proxies by Internet, telephone or mail, a stockholder has the power to revoke his or her proxy or change his or her vote at any time prior to the date of the Annual Meeting. You can revoke your proxy or change your vote by:

•

sending either (i) a written notice of the revocation of your proxy or (ii) an executed proxy card bearing a date later than your original proxy by mail to our Secretary, Dean A. Manson, at 11717 Exploration Lane, Germantown, Maryland 20876 for receipt prior to the Annual Meeting;

•	submitting another proxy with a later date than your original proxy (either by Internet, telephone or mail); or

•	attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. See “—Attending the Annual Meeting” below if you plan to attend the Annual Meeting.

Solicitation of Proxies

This solicitation is being made on behalf of our Board of Directors. We will pay the costs related to the printing and mailing of the Notice, this Proxy Statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the solicitation of proxies and to verify records relating to the solicitation. Broadridge will receive a fee for its services of approximately $25,000 plus associated costs and expenses.

Attending the Annual Meeting

Stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the Annual Meeting, please bring valid photo identification and proof of ownership of your shares of our common stock to the Annual Meeting. Examples of acceptable proof of ownership include the Notice or a brokerage account statement indicating that you owned shares of our common stock as of the close of business on March 31, 2011. You will not be admitted to the Annual Meeting without proof of ownership.

CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the National Association of Securities Dealers Automated Quotations System Global Select Market (NASDAQ). NASDAQ rules generally require that a majority of our directors and all of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent. We rely on the controlled company exception contained in NASDAQ Marketplace Rule 5616(c)(2) for exemption from these independence requirements. Pursuant to NASDAQ Marketplace Rule 5615(c)(2), a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the Compensation Committee and Nominating and Corporate Governance Committee of such company be comprised solely of independent directors. As of March 31, 2011, Apollo Global Management, LLC and its affiliates (collectively, “Apollo”) had approximately 56.8% of the voting power of the Company, which qualifies the Company as a controlled company eligible for exemption under the rule.

In making its determination of independence, the Board of Directors considers certain categorical standards of independence as set forth in stock exchange corporate governance rules and all relevant facts and circumstances to ascertain whether there is any relationship between a director and the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of such director. Under these standards and criteria, our Board of Directors has determined that O. Gene Gabbard, Lawrence Ruisi and Michael Weiner are independent as defined in applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules and regulations and that each constitutes an “Independent Director” as defined in NASDAQ Marketplace Rule 5605(a)(2).

Disclosure Committee

The Disclosure Committee discusses and reviews disclosure issues to reasonably ensure compliance by the Company with our Disclosure Control and Procedure Policy and the rules and regulations of the SEC regarding public disclosure and to provide complete and accurate disclosure to our stockholders and the public. The Disclosure Committee is governed by a written charter. The current members of the Disclosure Committee include: Pradman Kaul, Chief Executive Officer and President; Grant A. Barber, Executive Vice President and Chief Financial Officer; Dean A. Manson, Senior Vice President, General Counsel and Secretary; T. Paul Gaske, Executive Vice President; Bahram Pourmand, Executive Vice President; Adrian Morris, Executive Vice President; Thomas J. McElroy, Chief Accounting Officer; and Deepak V. Dutt, Vice President, Treasurer and Investor Relations Officer. The following officers of Hughes Network Systems, LLC (“HNS”), our wholly-owned subsidiary, also serve on the Disclosure Committee: Sandi Kerentoff, Senior Vice President, Human Resources and Administration; John McEwan, Senior Vice President-Operations; and Shane Shrader, Director of Internal Audit.

Code of Ethics

We have adopted a written code of ethics, the “Amended and Restated Code of Ethics for Chief Executive and Senior Financial Officers,” which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers who perform similar functions (each, a “Selected Officer”). Our code of ethics is available on our website at www.hughes.com or you may request a free copy of our code of ethics from:

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, MD 20876

Attn: Sandi Kerentoff

To date, there have been no waivers under our code of ethics. We intend to disclose any changes in or waivers to our code of ethics applicable to any Selected Officer by filing a Form 8-K.

Stockholder Communications with Directors

Any interested stockholder desiring to communicate with our directors may contact them through our Secretary, Dean A. Manson, whose address is Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876. All communications received are reviewed to validate the sender as a stockholder and verify the content of the communication as relevant to the Company and are forwarded to the director(s) or management of the Company, as appropriate.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 31, 2011 by (i) each person known to beneficially own more than 5% of our common stock; (ii) each current director and nominee for director; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group. No individual director, nominee for director or named executive officer owns more than 1% of the outstanding shares of our common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class
Common Stock	Apollo Investment Fund IV, L.P.(2)(3) Two Manhattanville Road Purchase, New York 10577	12,408,611	56.8%
Common Stock	Solus Alternative Asset Management LP(4) 430 Park Avenue New York, NY 10022	1,999,703	9.2%
Common Stock	Pradman P. Kaul(5)	59,032	*
Common Stock	Grant Barber(6)	27,611	*
Common Stock	T. Paul Gaske(7)	21,906	*
Common Stock	Adrian Morris(8)	21,977	*
Common Stock	Bahram Pourmand(9)	21,977	*
Common Stock	Andrew D. Africk(10)	50,000	*
Common Stock	O. Gene Gabbard(11)	25,000	*
Common Stock	Jeffrey A. Leddy(12)	76,600	*
Common Stock	Lawrence J. Ruisi(13)	35,000	*
Common Stock	Aaron J. Stone(14)	37,500	*
Common Stock	Michael D. Weiner(15)	37,500	*
Common Stock	Members of the board of directors and executive officers as a group (11 persons)(16)	414,103	1.9%

*	Indicates beneficial ownership of less than 1%.
(1)	The address for each of our officers and directors is 11717 Exploration Lane, Germantown, Maryland 20876.
(2)	Consists of 10,164,416 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., 417,834 shares of Common Stock beneficially owned by AP/RM Acquisition, LLC, 512,198 shares of stock beneficially owned by Apollo Overseas Partners IV, L.P., 527,730 shares of common stock beneficially owned by ST/RRRR LLC and 786,433 shares of common stock beneficially owned by AIF IV/RRRR LLC.
(3)	Andrew Africk and Aaron Stone, members of our Board of Directors and the Board of Managers of HNS and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of common stock that are beneficially owned by Apollo.
(4)	Based on Schedule 13G filed with the SEC on February 14, 2011 by Solus Alternative Asset Management LP. This amount consists of 1,999,703 shares of common stock owned by Solus Alternative Asset Management LP which may be deemed to share beneficial ownership with Solus GP LLC and Christopher Pucillo.
(5)	Consists of 8,969 shares, net of shares withheld for the payment of taxes, of common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Equity and Incentive Plan (the “2006 Plan”), 63 shares of our common stock received upon the exchange of HNS Class B Units on May 28, 2008 and options to purchase 50,000 shares of our common stock which are scheduled to vest on April 16, 2011. Mr. Kaul also owns 1,073 HNS Class B Units, which are convertible into our common stock.
(6)

Consists of 15,000 shares of common stock received by Mr. Barber upon the exercise of options granted under the 2006 Plan, 111 shares of our common stock received upon the exchange of HNS Class B Units on May 28, 2008 and options to purchase 12,500 shares of our common stock which are scheduled to vest on April 16, 2011. Mr. Barber also owns 400 HNS Class B Units, which are convertible into our common stock.
(7)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Plan, 55 shares of our common stock received upon the exchange of HNS Class B Units on May 28, 2008 and options to purchase 12,500 shares of our common stock which are scheduled to vest on April 16, 2011. Mr. Gaske also owns 465 HNS Class B Units, which are convertible into our common stock.
(8)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Plan, 126 shares of our common stock received upon the exchange of HNS Class B Units on May 28, 2008 and options to purchase 12,500 shares of our common stock which are scheduled to vest on April 16, 2011. Mr. Morris also owns 359 HNS Class B Units, which are convertible into our common stock.
(9)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Plan, 126 shares of our common stock received upon the exchange of HNS Class B Units on May 28, 2008 and options to purchase 12,500 shares of our common stock which are scheduled to vest on April 16, 2011. Mr. Pourmand also owns 359 HNS Class B Units, which are convertible into our common stock.
(10)	Includes options to purchase 3,750 shares of our common stock, which are currently exercisable and 25,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan. Mr. Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(11)	Consists of 25,000 shares (10,000 shares unvested) of restricted stock granted under the 2006 Plan.
(12)	Includes options to purchase 20,000 shares of our common stock which are currently exercisable and 15,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan. Mr. Leddy also owns 600 HNS Class B Units, which are convertible into our common stock.
(13)	Includes 25,000 shares (10,000 shares unvested) of restricted stock granted under the 2006 Plan.
(14)	Includes options to purchase 12,500 shares of our common stock, which are currently exercisable, and 25,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan. Mr. Stone is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Stone disclaims beneficial ownership of the 12,408,611 shares of our common stock, that are beneficially owned by Apollo.
(15)	Includes options to purchase 12,500 shares of our common stock, which are currently exercisable and 25,000 shares of restricted stock (5,000 shares unvested) granted under the 2006 Plan.
(16)	Our named executive officers include Pradman Kaul, T. Paul Gaske, Grant Barber, Bahram Pourmand and Adrian Morris. Messrs. Africk and Stone, members of our Board of Directors and HNS’ Board of Managers and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. See footnote numbers 1, 10 and 14 above. Includes options to purchase an aggregate of 36,250 shares of our common stock that are currently exercisable.

The Company owns 100% of the Class A, or voting, membership interests of Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”). Certain of our directors, nominees for director and executive officers own Class B, or non-voting, membership interests in HNS. The following table sets forth information regarding the beneficial ownership of HNS’ Class B membership interests (the “Class B Units”) as of March 31, 2011 by: (i) each current director and nominee for director; (ii) each of our named executive officers; and (iii) all of our directors and named executive officers as a group. Except as otherwise indicated, each individual named has sole investment power with respect to the shares owned.

Title of Class	Name of Beneficial Owner	Number of Units	Percentage of Class
HNS Class B membership interests	Pradman P. Kaul	1,073	32.7%
HNS Class B membership interests	Grant Barber	400	12.2%
HNS Class B membership interests	T. Paul Gaske	465	14.2%
HNS Class B membership interests	Adrian Morris	359	10.0%
HNS Class B membership interests	Bahram Pourmand	359	10.9%
HNS Class B membership interests	Jeffrey A. Leddy	600	18.3%

HNS Class B membership interests	Members of the our board of directors and executive officers as a group (6 persons)	3,256	99.3%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms.

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, two of our officers, Dean A. Manson and Thomas J. McElroy failed to file on a timely basis a Form 4 with the SEC in 2010.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors determines the number of directors that serve on our Board of Directors, which under our Bylaws must consist of not less than one (1) and not more than nine (9) members. The Board of Directors has currently fixed the number at seven (7) members.

Each of the seven (7) nominees, if elected, will serve one year until the Company’s 2012 Annual Meeting of Stockholders and until a successor has been elected and qualified. Each nominee was recommended by the Board of Directors and has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

Name	Principal Occupations
Pradman P. Kaul Director, Chief Executive Officer and President Age: 64	Mr. Kaul has been our Chief Executive Officer and President as well as a member of our Board of Directors since February 2006, and has been HNS’ Chief Executive Officer and President since 2000. Mr. Kaul was appointed to, and has served as Chairman of HNS’ Board of Managers since April 22, 2005. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. With over 37 years of experience at HNS, Mr. Kaul has a deep knowledge and understanding of the Company, its operations and its lines of business. Before joining HNS in 1973, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul has been inducted as a member of the National Academy of Engineering.

Andrew D. Africk Director Age: 44	Mr. Africk has been a director since December 2005. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk has significant experience making and managing private equity investments on behalf of Apollo and has over 18 years experience financing, analyzing and investing in public and private companies. Mr. Africk led the diligence team for the acquisition of the majority ownership of the Company by Apollo and has worked closely with the management of the Company since the acquisition. Mr. Africk also serves on the Board of Directors of Hughes Telematics, Inc. and SOURCECORP, Incorporated. From 1999 to 2008, Mr. Africk served on the board of directors of LightSquared, Inc. (“LightSquared,” formerly SkyTerra Communications, Inc.), including its predecessor. From 2005 to 2008, Mr. Africk served as the vice chairman of the board of directors of Intelsat Holdings, Ltd. From 2003 to 2006, Mr. Africk served on the board of directors of Superior Essex Inc. From 2001 to 2008, Mr. Africk served on the board of directors of Mobile Satellite Ventures. From 2003 to 2008, Mr. Africk served on the board of directors of Terrestar Networks, Inc. From 2007 to 2008, Mr. Africk served on the board of directors of Terrestar Global, Inc. From October 2009 to December 2009, Mr. Africk served on the board of directors of Parallel Petroleum. Mr. Africk also serves on HNS’ Board of Managers. Mr. Africk serves as the chairman of our Nominating and Corporate Governance Committee and our Compensation Committee.

Name	Principal Occupations
O. Gene Gabbard Director Age: 70	Mr. Gabbard has been a director since June 2006. He is a private investor who has more than 25 years of general management experience in the telecommunications and technology sectors. Mr. Gabbard is a member of the board of directors of COLT Telecom, SA, Luxembourg, a pan-European provider of business communications services. He is also a member of the Board of Directors of Knology, Inc., West Point, Georgia and NetCracker, Technology Corporation, Waltham, Massachusetts. From August 1990 to January 1993, Mr. Gabbard was Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard serves on our Audit Committee.

Jeffrey A. Leddy Director Age: 55	Mr. Leddy has been a director since our formation in June 2005. Mr. Leddy was our President from our formation in June 2005 until February 2006 and our Chief Executive Officer from November 2005 until February 2006. Mr. Leddy is currently the Chief Executive Officer of Hughes Telematics, Inc. and has more than 30 years of experience with communication companies. He previously served as LightSquared’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also serves on the board of directors of Hughes Telematics, Inc. and Hughes Systique Corporation. Mr. Leddy also serves on HNS’ Board of Managers.

Lawrence Ruisi Director Age: 62	Mr. Ruisi has been a director since June 2006. He is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi also serves on the boards of directors of Innkeepers USA, a privately held hotel real estate investment trust and Adaptec, Inc., a data storage provider to OEMs. Mr. Ruisi has over twenty years of experience in the entertainment industry in which he held various senior executive positions. He was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. He has extensive experience in corporate finance and accounting. Mr. Ruisi serves as the chairman of our Audit Committee.

Name	Principal Occupations
Aaron J. Stone Director Age: 38	Mr. Stone has been a director since December 2005. Mr. Stone is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone has significant experience making and managing private equity investments on behalf of Apollo and has over 14 years experience financing, analyzing and investing in public and private companies. Mr. Stone worked with the diligence team for the acquisition of the majority ownership of the Company by Apollo and has worked closely with the management of the Company since the acquisition. Mr. Stone also serves on the boards of directors of AMC Entertainment Inc., Hughes Telematics, Inc., Parallel Petroleum, and Connections Academy, LLC. From 2005 to 2008, Mr. Stone served on the boards of directors of LightSquared, Intelsat Holdings, Ltd. and Mobile Satellite Ventures. From 2004 to 2007, Mr. Stone served on the board of directors of Educate, Inc. Mr. Stone also serves on HNS’ Board of Managers. Mr. Stone serves on our Compensation Committee and Nominating and Corporate Governance Committee.

Michael Weiner Director Age: 58	Mr. Weiner has been a director since December 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. From 1998 to 2006, Mr. Weiner served on the board of directors of Quality Distribution, Inc. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius. Mr. Weiner has over 30 years of extensive experience in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner serves on our Audit Committee.

The Board of Directors recommends a vote FOR the election of each of the nominees.

Composition of the Board of Directors and Board Leadership Structure

Our Board of Directors currently consists of seven (7) members. We currently do not have a chairman. Our Board of Directors is elected annually, and each director holds office for a one-year term. Pursuant to NASDAQ Marketplace Rule 5615(c)(2), a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the Compensation Committee and Nominating and Corporate Governance Committee of such company be comprised solely of independent directors. As of March 31, 2011, Apollo Global Management, LLC and its affiliates (collectively, “Apollo”) owned approximately 56.8% of our common stock. As a result, we are allowed to rely on the controlled company exception under NASDAQ Marketplace Rule 5615(c)(2). Our Board of Directors has determined that this structure is appropriate for us due to our size relative to other companies and our controlled company status.

Board of Directors and Board of Directors Committee Meetings; Annual Meeting Attendance

During 2010, our Board of Directors held four regular meetings and one special meeting. The Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All directors attended at least 75% of the meetings of the Board of Directors and the meetings of the board committees on which they served during 2010.

The Company does not have a policy regarding board members’ attendance at the Company’s annual meeting of stockholders; however, directors are invited to attend the meetings. One member of the Board of Directors, Pradman Kaul, attended the Company’s 2010 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee selects, on behalf of our Board of Directors, an independent registered public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, reviews and discusses the audited consolidated financial statements with the independent auditors and management and recommends to our Board of Directors whether the audited consolidated financial statements should be included in our Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. The members of our Audit Committee are Messrs. Ruisi, Gabbard and Weiner. Mr. Ruisi serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is an independent director and that Mr. Ruisi is an “audit committee financial expert” under the requirements of NASDAQ and the SEC. During 2010, the Audit Committee held four regular meetings and one special meeting.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants for our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The current members of our Compensation Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2010, the Compensation Committee held two meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (i) assists the Board of Directors in identifying individuals qualified to serve as members of the Board of Directors; (ii) develops and recommends to the Board of Directors a set of corporate governance principles for the Company; and (iii) oversees the evaluation of the Board of Directors. The members of the Nominating and Corporate Governance Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2010, the Nominating and Corporate Governance Committee held one meeting.

In discharging its responsibilities to nominate candidates for election to our Board of Directors, our Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on our Board of Directors. However, the Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating all nominees for director. Candidates may come to the attention of the committee through current directors, members of management, stockholders and other persons. The committee, to date, has not engaged a professional search firm. Candidates for director are evaluated at meetings of the committee. Nominees for director are selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, understanding and familiarity with our business, products or markets or similar business products or markets, and willingness to devote adequate time and effort to board responsibilities. The committee does not have a formal policy with respect to diversity; however, the committee considers qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board of Directors—with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of directors. All nominees are evaluated by the committee using the same criteria notwithstanding whether the nominee was recommended by a stockholder or otherwise.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of the Directors also have the responsibility of risk management. In particular, the Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company. The Audit Committee is also charged with the responsibility of reviewing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risks, including the Company’s major financial risk exposures, and the steps management has taken to monitor and control such risks. In addition, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

Compensation of Directors

Each of our non-employee directors receives an annual retainer for service on our Board of Directors, along with expenses incurred in connection with attending each meeting. Three members of our Board of Directors, Messrs. Africk, Leddy and Stone, also serve on the HNS Board of Managers but receive no compensation for doing so. Mr. Kaul serves on the Board of Directors of the Company and the Board of Managers of HNS and receives no compensation for doing so. The following table sets forth a summary of the compensation we paid to our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(1)	Total ($)
Andrew D. Africk(2)	20,000	–	–	–	–	–	20,000
O. Gene Gabbard(3)	20,000	–	–	–	–	–	20,000
Jeffrey A. Leddy(4)	20,000	–	–	–	–	–	20,000
Lawrence J. Ruisi(5)	20,000	–	–	–	–	–	20,000
Aaron J. Stone(6)	20,000	–	–	–	–	–	20,000
Michael D. Weiner(7)	20,000	–	–	–	–	–	20,000

(1)	Reimbursements for any non-employee director did not exceed the $10,000 threshold for the year ended December 31, 2010.
(2)	Mr. Africk became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Africk also owns options to purchase 3,750 shares of our common stock, which are currently exercisable and 25,000 shares (5,000 unvested) of restricted stock granted under the 2006 Plan.
(3)	Mr. Gabbard became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Gabbard also owns 25,000 shares (10,000 shares unvested) of restricted stock granted under the 2006 Plan.
(4)	Mr. Leddy became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Leddy also options to purchase 20,000 shares of our common stock, which are currently exercisable and 15,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan.
(5)	Mr. Ruisi became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Ruisi also owns 25,000 shares (10,000 shares unvested) of restricted stock granted under the 2006 Plan.
(6)	Mr. Stone became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Stone also owns options to purchase 12,500 shares of our common stock, which are currently exercisable and 25,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan.
(8)	Mr. Weiner became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Weiner also owns options to purchase 12,500 shares of our common stock, which are currently exercisable and 25,000 shares (5,000 shares unvested) of restricted stock granted under the 2006 Plan.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers and certain other officers. Information concerning Pradman P. Kaul, Chief Executive Officer, President and director, is set forth above under “Proposal 1. Election of Directors—Nominees for Director.”

Name	Principal Occupations
Grant A. Barber Executive Vice President and Chief Financial Officer Age: 51	Mr. Barber has been our Executive Vice President and Chief Financial Officer since February 2006 and has served as the Executive Vice President and Chief Financial Officer of HNS since January 2006. From 2003 to 2006, Mr. Barber served first as Controller and then Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant.

T. Paul Gaske Executive Vice President Age: 57	Mr. Gaske has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, North American Division since 1999. Mr. Gaske joined HNS in 1977. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career. Mr. Gaske holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (“IEEE”), a published author on satellite networking technologies and markets and the holder of numerous patents in satellite communications and broadband networking.

Bahram Pourmand Executive Vice President Age: 64	Mr. Pourmand has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, International Division, since 1993. Mr. Pourmand joined HNS in 1979 and is currently responsible for all aspects of HNS’ international operations, including oversight of profit and loss, marketing, product development and strategic direction for HNS’ global activities. Prior to joining HNS, Mr. Pourmand served as a director of Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in Electrical Engineering from Texas Tech University and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Adrian Morris Executive Vice President Age: 56	Mr. Morris has been our Executive Vice President and HNS’ Executive Vice President, Engineering since February 2006. Prior to that, Mr. Morris had been Senior Vice President of Engineering since 1996. His career began with HNS in 1982 as a hardware design engineer and he has held a variety of technical and management positions throughout his career. Mr. Morris received a Bachelor of Science degree from Trinity College Dublin and a Master of Science degree in Digital Techniques from Heriot Watt University, Edinburgh. Prior to joining HNS, he worked for Ferranti Electronics and Electro Optics Division. Mr. Morris is a co-inventor for a number of patents in digital communications and has authored several published papers. He is also a member of the IEEE.

Name	Principal Occupations
Dean A. Manson Senior Vice President, General Counsel and Secretary Age: 44	Mr. Manson has been our and HNS’ Senior Vice President, General Counsel and Secretary since August 2007, prior to which he was our Vice President, General Counsel and Secretary since February 2006 and HNS’ Vice President, General Counsel and Secretary since November 2004. Mr. Manson also serves as a director or officer for several of our subsidiaries. Before joining HNS in June 2000 as Assistant Vice President, Legal, Mr. Manson was associated with the law firm of Milbank, Tweed, Hadley & McCloy LLP. Mr. Manson earned a Bachelor of Science degree in Engineering from Princeton University and a Juris Doctorate degree from Columbia University School of Law.

Thomas J. McElroy Chief Accounting Officer Age: 55	Mr. McElroy has been our Chief Accounting Officer since February 2006. In August 2007, he was appointed Senior Vice President and Controller of HNS and is responsible for all financial accounting and reporting matters for HNS and its global consolidated operations. From June 2006 to September 2007, he was HNS’ Vice President and Controller. Prior to joining HNS in January 1988 as a Director of Finance, Mr. McElroy was a Senior Manager in the audit group for Price Waterhouse & Co. in Washington, DC from 1977 to 1988. He received his Bachelor of Science degree in Accounting from St. Francis University.

Deepak V. Dutt Vice President, Treasurer and Investor Relations Officer Age: 66	Mr. Dutt has been our Vice President, Treasurer and Investor Relations Officer since March 2007. Mr. Dutt has served as Vice President and Treasurer of HNS since January 2001 and as Investor Relations Officer of HNS since February 2008. Mr. Dutt joined HNS in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of the Company where he played a lead role in its start-up and in taking it public. Prior to joining our Company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance. He received a Bachelor of Science degree in Engineering from the University of Poona, India.

Cleo V. Belmonte Assistant Secretary Age: 33	Ms. Belmonte has been our Assistant Secretary since March 2007 and Senior Counsel, Securities of HNS since joining the Company in January 2007. Prior to joining HNS, Ms. Belmonte was an associate with the law firms of Pillsbury Winthrop Shaw Pittman LLP and Patton Boggs LLP where she practiced securities and general corporate law. Ms. Belmonte received Bachelor of Science degrees in Multinational Business Operations, Marketing and Business Management from Florida State University. Ms. Belmonte received a Juris Doctorate degree from the Georgetown University Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors, which we refer to as the Compensation Committee, is responsible for establishing, implementing and continually monitoring the Company’s executive compensation program, including the compensation of our Chief Executive Officer (Pradman Kaul), Chief Financial Officer (Grant Barber), and our three other most highly compensated executive officers (Paul Gaske, Bahram Pourmand and Adrian Morris). We refer to these executives as our Named Executive Officers elsewhere in this Proxy Statement. Generally, the types of compensation and benefits provided to our Named Executive Officers are similar to those provided to other officers of the Company. All of our Named Executive Officers are officers and employees of the Company and also provide services to Hughes Network Systems, LLC (“HNS”), our wholly owned subsidiary. All compensation earned by our Named Executive Officers is paid by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our Named Executive Officers plus a 2% service fee. The remaining 2% of the base salaries and other compensation paid to our Named Executive Officers is expensed by, and for services to, the Company.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to closely align the compensation paid to our executive officers, including our Named Executive Officers, with the short-term and long-term performance of the Company and to allow the Company to attract, retain and motivate key executives with talent critical to drive long-term success and create stockholder value. The Compensation Committee seeks to achieve this objective by linking a substantial portion of each executive’s total compensation to the achievement of the Company’s financial and operational goals. Our executive compensation program provides for both guaranteed compensation and incentive compensation based on the Company’s performance, which is designed to motivate our executives to achieve the business goals set by the Company and to reward the executives for achieving these goals. Guaranteed compensation consists primarily of base salary, which represents 50% or less of total direct compensation. Incentive compensation consists of annual performance bonuses and equity compensation.

Our Compensation Committee evaluates individual and Company performance with a goal of setting total compensation at levels that the Compensation Committee believes are competitive with the compensation paid to executives in companies of similar size and industry while also taking into account internal comparisons (including performance and levels of responsibility). The Compensation Committee believes that base salaries should be competitive to attract and retain qualified executive officers, and that executive officers should be provided with stock ownership opportunities to align their interests with whose of the Company’s stockholders. In addition, the Compensation Committee believes that incentive compensation should be based primarily on the accomplishment of the Company’s performance goals in the interest of building a cohesive management team. We believe that our current executive compensation program provides an overall level of target compensation and compensation opportunity that is appropriate for a company of our size and industry.

Elements of Compensation

The Compensation Committee establishes the elements of our executive compensation program and determines the amount of total compensation to be paid to each of our Named Executive Officers. Members of management generally do not play a role in establishing the elements of compensation or the amount of compensation awarded to executives, including Named Executive Officers, other than to make recommendations to the Compensation Committee regarding the Company Performance Targets used to determine annual bonuses, as discussed below. In 2010, the Compensation Committee engaged Semler Brossy Consulting Group, LLC, a compensation consultant, to assist the Compensation Committee and the Company in analyzing the compensation provided to our Named Executive Officers.

Our executive compensation program consists of the following key elements:

•	base salary

•	annual performance bonuses

•	equity compensation

•	perquisites and other compensation

Our Named Executive Officers also participate in the Company’s and HNS’ other employee benefit plans on the same terms as other employees. Our benefit plans include medical and dental coverage, long and short term disability coverage and basic life insurance equal to two times annual base salary (maximum $500,000). In addition, Pradman Kaul, our Chief Executive Officer, receives enhanced medical coverage for which he has no premium payment and no co-payments.

Base Salary—Base salaries for our Named Executive Officers are established at the beginning of the term of each executive’s employment agreement based on the executive’s responsibilities and a comparison to competitive market levels for the executive’s job function. The base salaries of our Named Executive Officers are reviewed on an annual basis by the Compensation Committee and at the time of a promotion or a significant change in responsibility. Factors considered for salary increases, although informally applied, are: individual and corporate performance, individual level of responsibility, inflation, contributions to the Company’s overall success, and current competitive market levels. For 2009, the Compensation Committee did not grant salary increases. For 2010, after review of the competitive market levels, individual performance, level of responsibility and Company performance, the Compensation Committee granted salary increases to our general employee population, including the Named Executive Officers. As a result, the 2010 base salary increases for our Named Executive Officers were as follows effective April 1, 2010: from $620,090 to $700,000 for Mr. Kaul, from $382,200 to $400,000 for Mr. Barber, from $426,983 to $462,000 for Mr. Gaske, from $427,733 to $445,000 for Mr. Pourmand and from $382,200 to $400,000 for Mr. Morris. On February 7, 2011, the Compensation Committee approved 3.5% increases to each Named Executive Officer for 2011, effective April 1, 2011. These increases were based on competitive market levels, individual performance, and Company performance.

Annual Performance Bonuses—Our Annual Incentive Plan (the “AIP”) is an annual performance bonus program adopted by the Compensation Committee under our 2006 Equity and Incentive Plan (the “Plan”). The AIP is designed to provide cash awards to our executive officers for achieving the Company’s financial and operational goals. The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Our Named Executive Officers and other officers of the Company and HNS participate in the AIP. Annual performance bonuses awarded under the AIP are reviewed and approved by the Compensation Committee and are paid in cash in a lump sum in the first quarter following the completion of each fiscal year. Annual performance bonuses for 2010 were awarded to all of our Named Executive Officers. Pursuant to his employment agreement and the AIP, each executive officer is eligible to receive an annual performance bonus up to an amount equal to a specified percentage of the executive’s annual base salary, which we refer to as the executive’s bonus target. For 2010, based on seniority and level of responsibility, the Compensation Committee set the bonus targets for each of our Named Executive Officers at 100% for Mr. Kaul, 70% for Mr. Gaske, and 60% for Messrs. Barber, Pourmand and Morris.

The Compensation Committee annually determines a bonus pool for the year based on each executive’s target bonus amount and competitive market levels among the Company’s peer group (as discussed under “Targeted Compensation”) and makes awards under the AIP based on the level of achievement of our performance targets. The Compensation Committee may increase the annual performance bonus paid to the executive up to an additional 50% of the executive’s target bonus amount if the Company’s performance targets are exceeded. The Company performance targets to be used are established by the Compensation Committee at the beginning of each fiscal year based on financial and other metrics that the Compensation Committee has determined are indicative of the Company’s annual performance and position in the market. For 2010, the performance target components were HNS’ revenue of $1,100 million, HNS’ Adjusted EBITDA of $220.0 million and HNS’ cash balance of $175 million (referred to collectively as the Company Performance Targets) and a subjective factor to be determined by the Compensation Committee. If HNS achieves the annual budgeted amount for each of the Company Performance Targets, the Compensation Committee will award 100% of the bonus pool to the executives that participate in the AIP, with HNS’ revenue, HNS’ Adjusted EBITDA, HNS’ cash balance and the subjective factor (based on overall Company performance) weighted at 30%, 40%, 15%, and 15%, respectively. Weight is allocated among the Company Performance Targets based on the significance of the target to the Company’s overall performance. Historically, the Compensation Committee has weighted the subjective factor at 15% of the total bonus amount and determined not to adjust the weight for 2010. The measurement of actual performance is determined by interpolating the results on a straight line basis against the Company Performance Targets. If any of the Company Performance Targets fall below 90% of the budgeted amount, no weight will be awarded for that target. For 2010, the Compensation Committee awarded the following percentages of each Named Executive Officer’s 2010 base salary under the AIP: 100% to Mr. Kaul, 70% to Mr. Gaske, and 60% to Messrs. Barber, Pourmand and Morris, thus each of our Named Executive Officers received his target award. The actual 2010 AIP amounts awarded to each of our Named Executive Officers are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table. The following table sets forth the percentage of the bonus pool that the Compensation Committee would award based on the targets established by the Compensation Committee for 2010 AIP awards:

	% of Budget Amount Achieved
	90%	95%	100%	110%
Revenue	12%	21%	30%	45%
Adjusted EBITDA(1)	0%	30%	40%	60%
Cash balance	9%	12%	15%	22.5%
Subjective	0%	8%	15%	22.5%

Total	21%	71%	100%	150%

(1)	Adjusted EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization, equity incentive plan compensation and other adjustments permitted by the debt instruments of HNS. For the fiscal year ended December 31, 2010, Adjusted EBITDA is calculated from our audited financial statements by beginning with GAAP net income (i) adding back interest expense; income tax expense; depreciation and amortization; equity plan compensation expense; and class action settlement; then (ii) subtracting interest income. Interest expense, interest income, and income tax expense appear as line items on the Consolidated Statement of Operations. Depreciation and amortization appear as a line item on the Consolidated Statement of Cash Flows. The equity plan compensation expense of $7.2 million and reserve for class action settlement for the year ended December 31, 2010 are included in the Consolidated Statement of Operations as part of general and administrative expense.

The following table sets forth the actual performance by HNS for each of the Company Performance Targets established by the Compensation Committee for 2010 AIP awards and the corresponding AIP payout associated with each target (dollars in millions):

	Actual Performance	% of Budget Achieved	% Payout(1)
Revenue	$1,037.7	94.3%	19.8%
Adjusted EBITDA	$228.6	103.9%	47.9%
Cash balance	$182.7	104.4%	18.3%
Subjective		15.0%	15.0%

Total			101.0%

(1)	The Company performance was 101.0% of the Company Performance Targets; however, AIP awards were paid at 100.0% based on the approval of the Compensation Committee.

Equity Compensation— Our equity compensation is entirely incentive based compensation and is designed to serve as a retention tool and to provide a long-term incentive to employees directly related to the success of the

Company. Our Named Executive Officers are eligible to participate in the Plan, which provides for equity awards including restricted stock, stock options, stock appreciation rights and other equity based awards. The performance of each Named Executive Officer is reviewed annually by the Compensation Committee to determine if an equity award is appropriate and the level of any such award, however, the Compensation Committee does not anticipate making awards of equity compensation each year.

On October 14, 2010 each of our Named Executive Officers was awarded options to purchase our common stock under the Plan. Mr. Kaul was awarded 35,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris were awarded 15,000 options. Mr. Kaul received more options due to his level of responsibility and market comparisons. These options are subject to time vesting restrictions over four years and vest 50% on October 14, 2012, 25% on October 14, 2013 and 25% on October 14, 2014. These options have an exercise price of $28.85, the closing price of our common stock on October 14, 2010, the grant date of the options.

Perquisites and Other Compensation—We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall executive compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers, which include, without limitation:

•	A car allowance in the amount of $15,120 per year is provided to Mr. Kaul and a car allowance in the amount of $12,940 per year is provided to each of Messrs. Barber, Gaske, Pourmand, and Morris.

•

Financial planning services are provided to Mr. Kaul and Mr. Gaske. These services were in place prior to the assumption of their employment agreements by us and we have agreed to continue to provide these services.

•	Enhanced medical coverage is provided to Mr. Kaul, for which he has no premium payment and no co-payments.

Targeted Compensation

Target total compensation for each Named Executive Officer is established by the Compensation Committee based on peer group data, internal equity considerations and performance of the Company and the individual executive. Members of management do not play a role in establishing the target compensation for our Named Executive Officers; however, management recommends to the Compensation Committee the Company Performance Targets that are used to determine the annual performance bonus payments under the AIP. The Compensation Committee may, in its discretion, use or modify the Company Performance Targets recommended by management. In 2010, the Compensation Committee engaged Semler Brossy Consulting Group which provides executive compensation reports. The peer group used by Semler Brossy included: Cincinnati Bell, Inc, Frontier Communications, General Communications Inc, Global Crossing, Leap Wireless International Inc, Loral Space & Communications, Mediacom Communications, NTELOS Holdings Corp, PAETEC Holdings Corp, RCN Corp, SAVVIS, TW Telecom, ViaSat, Vonage and XO Holdings. The Company’s peer group consists of companies with which management and the Compensation Committee believe we compete for executive talent and stockholder investment. The Semler Brossy report for 2010 showed the following results when we were compared to the peer group companies:

			HNS Compared to Competitive Market – Proxy Data
Position	Executive	Officer Comparison	Base Salary Percentile		Total Cash Compensation Percentile		Total Direct Compensation Percentile
Chief Executive Officer	Pradman Kaul	CEO	43	rd	32	nd	10	th
Chief Financial Officer	Grant Barber	CFO	71	st	43	rd	6	th
Executive Vice President	T. Paul Gaske	2nd highest paid	62	nd	60	th	6	th
Executive Vice President	Bahram Pourmand	3rd highest paid	88	th	69	th	24	th
Executive Vice President	Adrian Morris	5th highest paid	93	rd	88	th	31	st

The Compensation Committee seeks to set total compensation at levels that the Compensation Committee believes will retain our Named Executive Officers and at amounts that are competitive with the compensation paid to executives in similar companies. Upon review of the Semler Brossy report for 2010, the Compensation Committee determined that, other than an additional award of stock options, no changes to the Company’s current executive compensation program were necessary.

The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Accordingly, the Compensation Committee set total compensation targets for 2010 as the following:

	Base Salary as a % of Total Compensation	Bonus Target as a % of Total Compensation	Equity Target as a % of Total Compensation
Chief Executive Officer	31%	31%	38%
Chief Financial Officer	43%	26%	32%
Executive Vice Presidents	43%	26%	32%

Change of Control Benefits—On February 13, 2011, in connection with the pending acquisition of the Company by EchoStar Corporation, the Company adopted Change of Control Bonus Programs for the benefit of its Named Executive Officers (each, a “Bonus Program”). Pursuant to each Bonus Program, upon a change of control of the Company (a “Change of Control”), including an acquisition by an individual or group of more than 50% of the voting power of the Company or certain mergers or consolidations of the Company, up to two cash payments (each, a “Bonus”) will be made to each of the Company’s Named Executive in order to compensate them for their efforts to consummate the sale of the Company. The amount of each Bonus paid to each Executive is calculated based on the price per share of the Company’s common stock, par value $0.001 per share, realized in the Change of Control.

Provided that the Executive remains employed by the Company or has been terminated without cause, for good reason or by reason of death or disability, a Bonus will be paid within 10 days following the consummation of the Change of Control as follows: $5.35 million to Mr. Kaul, $2.4 million to Mr. Gaske, $1.9 million to Messrs. Barber, Morris, and Pourmand. In addition, within 6 months following the consummation of the Change of Control (provided that on the date of such payment the Executive remains employed by the Company or has been terminated without cause, for good reason or by reason of death or disability), a second Bonus, equal in amount to the first Bonus, will be paid. The obligations of the Company to make payments under each Bonus Program are contractual only, and all such payments will be made from the general assets of the Company. Each Bonus Program will terminate on December 31, 2011 if a Change of Control has not been consummated by such date.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted by IRS Notice 2007-49, a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and its three most highly compensated executive officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The Compensation Committee generally structures the Company’s and HNS’ compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions or the officer’s performance. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, no payment may be made under our compensation program prior to certification by the Compensation Committee that the applicable performance goals have been attained. The Company believes that the compensation paid under our compensation program in 2010 is fully deductible for federal income tax purposes.

Common Stock Ownership Guidelines

We believe that share ownership by our employees, including our Named Executive Officers, is the most effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. We do not, however, have a formal requirement for share ownership by any group of employees.

Compensation Committee Report

The Compensation Committee of our Board of Directors reviews and either approves, or recommends for approval: (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants to each of our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. Mr. Africk is the chairman of our Compensation Committee and the other member of the committee is Mr. Stone. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Andrew D. Africk, Chairman

Aaron J. Stone

Risk Analysis

Each year, the Compensation Committee reviews the Company’s compensation policies and practices, to ensure they do not cause any risks to the Company that are reasonably likely to have a material adverse effect on the Company. Specifically, the Compensation Committee discussed at a meeting of the committee held on February 8, 2011, how the Company’s compensation policies and practices for employees affect the Company’s risk. The committee feels that its compensation policies and practices for its Named Executive Officers and employees are not reasonably likely to have a material adverse effect on the Company or its business. The Company’s compensation structure contains various features that mitigate risk. For example:

•	The Company offers diverse compensation programs.

•	The Company periodically benchmarks its compensation programs and overall compensation structure to be consistent with industry practices.

•	The Company sets reasonable bonus targets for executives and employees and requires that certain performance metrics are achieved before bonuses will be paid.

•	Neither of the Company’s two principal business units carry a significant portion of the Company’s overall risk profile on a stand-alone basis.

•	Generally, the Company’s compensation policies and practices are uniform across each of its business units and geographic regions.

•

The mix of compensation among base salary and incentive bonus, with substantially all of the employees receiving a significant portion of their overall compensation in the form of base salary, does not encourage excessive risk taking.

•

All of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable.

•

The structure of the Company’s annual incentive bonus plan, applicable to its executive officers, provides for multiple pay-out levels based on pre-established targets as compared to a single pay-out level, which could encourage excessive risks among employees to achieve such target or otherwise be ineligible for any bonus.

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2010, 2009 and 2008 the compensation for services in all capacities earned by our Named Executive Officers. All of our Named Executive Officers are officers and employees of the Company and provide services to HNS. All compensation reflected in this section was paid or awarded directly by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our Named Executive Officers plus a 2% service fee. The remaining 2% of the base salaries and all other compensation paid to our Named Executive Officers are expensed by, and for service to, the Company. The compensation reflected in the Summary Compensation Table below is for service to the Company and HNS.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Compensation(1) ($)	Change in Non-Qualified Deferred Earnings ($)	Compensation ($)	Total ($)
Pradman Kaul(3)	2010	707,231	105,000	–	410,327	595,000	–	164,667	1,982,225
CEO and President	2009	632,630	94,000	–	465,000	465,000	–	147,197	1,803,827
	2008	637,370	94,000	–	2,443,000	602,000	–	127,183	3,903,553
Grant Barber(4)	2010	395,211	36,000	–	175,855	204,000		58,766	869,832
Chief Financial Officer	2009	382,200	35,000	–	116,250	172,000	–	50,572	756,022
	2008	382,351	35,000	–	610,750	223,000	–	52,341	1,303,441
Paul Gaske(5)	2010	452,585	48,600	–	175,855	275,400	–	94,654	1,047,094
Executive Vice President	2009	439,565	45,000	–	116,250	225,000	–	77,806	903,621
	2008	437,656	45,000	–	610,750	290,000	–	71,391	1,454,797
Bahram Pourmand(6)	2010	448,515	40,000	–	175,855	227,000	–	69,451	960,821
Executive Vice President	2009	426,754	39,000	–	116,250	193,000	–	60,230	835,234
	2008	426,754	39,000	–	610,750	249,000	–	62,435	1,387,939
Adrian Morris(7)	2010	391,174	36,000	–	175,855	204,000	–	61,528	868,557
Executive Vice President	2009	370,061	34,000	–	116,250	165,000	–	48,146	733,457
	2008	367,203	34,000	–	610,750	214,000	–	49,287	1,275,240

(1)	Each year, we award a bonus to each Named Executive Officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Bonus column include the portion of the AIP award paid to each Named Executive Officer based on the subjective factor. Amounts paid in connection with the achievement of the Company Performance Targets are reflected in the Non-Equity Incentive Plan Compensation column.
(2)	On October 14, 2010, Mr. Kaul was awarded 35,000 stock options and Messrs. Barber, Gaske, Pourmand and Morris were each awarded 15,000 stock options. On April 24, 2008, Mr. Kaul was awarded 100,000 stock options and Messrs. Barber, Gaske, Pourmand and Morris were each awarded 25,000 stock options. Each of these stock options was exchanged on April 16, 2009 for substantially similar stock options. The amounts listed reflect the full, grant date, market value of the options as determined in accordance with ASC Topic 718, “Compensation-Stock Compensation”, $24.43 as of April 24, 2008, $4.65 as of April 16, 2009 and $11.72 as of October 14, 2010. See Note 16—Employee Share-Based Payments to the Company’s audited consolidated financial statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in the valuation of the option awards.
(3)

For 2010, Mr. Kaul’s salary includes his salary earned of $678,494, plus $28,738 accrued, but unused paid time off (PTO). For 2009, Mr. Kaul’s salary includes his salary earned of $620,111 plus $12,519 accrued, but unused paid time off (PTO). For 2008, Mr. Kaul’s salary includes his salary earned of $620,110 plus $17,260 accrued, but unused PTO. Mr. Kaul’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $14,700 for 2010, $14,700 for 2009, and $13,800 for 2008, and our non-qualified excess benefit plan of $91,050 for 2010, $31,482 for 2009, and $57,769 for 2008, a special after tax bonus of $32,784 in lieu of a company contribution to the non-qualified excess benefit plan in 2009; a car allowance of $15,120 for 2010 and 2009, and $15,702 for 2008, executive medical coverage of $24,546 for 2010, $20,205 for 2009, and $16,757 for 2008; financial planning services in the amount of $12,804 for 2010, $11,876 for 2009, and $11,089 for 2008, of which $169 of expense was incurred in 2007 but paid in 2008; and a 50% PTO cashout payment in the amount of $11,926 for 2009 and, $5,962.80 for 2008 for PTO accrued in prior years. Other items (below $10,000/year) include group term life insurance coverage over $50,000, personal liability insurance reimbursement and a credit for long term disability insurance.

(4)	For 2010, Mr. Barber’s salary includes his salary earned of $395,211. For 2009, Mr. Barber’s salary includes his salary earned of $382,200. Mr. Barber used all of his PTO earned in 2010 and 2009. For 2008, Mr. Barber’s salary includes his salary earned of $382,200 plus $151 accrued, but unused PTO. Mr. Barber’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $11,925 for 2010, $11,925 for 2009, and $12,650 for 2008 and the non-qualified excess benefit plan of $32,233 for 2010, $19,404 for 2009, and $24,852 for 2008; a car allowance of $12,940 for 2010 and 2009, and $13,438 for 2008. Other items (below $10,000/year), group term life insurance coverage over $50,000, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan for 2009; and a credit for long term disability insurance.
(5)	For 2010, Mr. Gaske’s salary includes his salary earned of $452,585. Mr. Gaske used, or cashed in at 50%, all his PTO in 2010. For 2009, Mr. Gaske’s salary includes his salary earned of $427,003 plus $12,562 accrued, but unused PTO. For 2008, Mr. Gaske’s salary includes his salary earned of $427,003 plus $10,652 accrued, but unused PTO. Mr. Gaske’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $14,700 for 2010 and 2009, and $13,800 for 2008, and the non-qualified excess benefit plan of $43,208 for 2010, $21,679 for 2009, and $30,999 for 2008; a car allowance of $12,940 for 2010 and 2009, and $13,438 for 2008; and financial planning services in the amount of $12,665 for 2010, $11,876 for 2009, and $11,089 for 2008, of which $169 of expense was incurred in 2007 but paid in 2008. Other items (below $10,000/year) include reimbursement for a management physical for 2008, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan for 2009, group term life insurance coverage over $50,000, a 50% cashout for 80 hours of PTO and a credit for long term disability insurance.
(6)	For 2010, Mr. Pourmand’s salary includes his salary earned of $440,099 plus $8,416 accrued, but unused paid time off (PTO). For 2009, Mr. Pourmand’s salary includes his salary earned of $426,754. Mr. Pourmand used all of his PTO earned in 2009. For 2008, Mr. Pourmand’s salary includes his salary earned of $426,754. Mr. Pourmand’s all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $14,700 for 2010 and 2009, and $13,800 for 2008 and the non-qualified excess benefit plan of $37,641 for 2010, $21,666 for 2009, and $28,403 for 2008, and a car allowance of $12,940 for 2010 and 2009, and $13,438 for 2008. Other items (below $10,000/year) include group term life insurance coverage over $50,000, reimbursement for a medical physical exam(in 2008, incurred in 2007, a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan for 2009 and a credit for long term disability insurance.
(7)	For 2010, Mr. Morris’ salary includes his salary earned of $391,174. Mr. Morris used, or cashed in at 50%, all his PTO in 2010. For 2009, Mr. Morris’ salary includes his salary earned of $367,203 plus $2,858 accrued, but unused PTO. For 2008, Mr. Morris’ salary includes his salary earned of $367,203. Mr. Morris’ all other compensation includes the Company’s matching contributions to its qualified 401(k) plan of $10,388 for 2010, and the non-qualified excess benefit plan of $31,510 for 2010, $18,643 for 2009, and $24,699 for 2008, and a car allowance of $12,940 for 2010 and 2009, and $13,438 for 2008. Other items (below $10,000/year) include the Company’s matching contributions to its qualified 401(k) plan (2009 and 2008), a special after tax bonus in lieu of a Company contribution to the non-qualified excess benefit plan (2009 only), group term life insurance coverage over $50,000, a 50% cashout for 40 hours of PTO (2010) and a credit for long term disability insurance.

Employment Agreements

Pradman P. Kaul

The employment agreement between Mr. Kaul and HNS originally was entered into as of April 23, 2005. Mr. Kaul serves as our Chief Executive Officer and President and as the Chief Executive Officer, President and Chairman of the Board of Managers of HNS. We assumed Mr. Kaul’s employment agreement effective as of February 3, 2006 and the agreement was amended on December 23, 2010. Mr. Kaul’s employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Kaul or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Kaul’s employment with us would also constitute a termination of his employment with HNS. The agreement provides for an annual base salary ($700,000 effective April 1, 2010) and a cash bonus target in the amount of a percentage of his annual base salary (100% for 2010), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Kaul’s employment agreement and a restricted unit purchase agreement between Mr. Kaul and HNS, effective as of April 23, 2005, Mr. Kaul purchased 1,500 Class B membership interests of the HNS at $0.01 per unit. Of the 1,500 Class B membership interests, 750 were subject to time vesting, and 750 were subject to performance vesting. As of April 24, 2010 all 1,500 membership interests have vested. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock.

Mr. Kaul’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of three years following the termination of his employment. The agreement also provides that Mr. Kaul must not solicit any of our employees or customers during his employment and for three years thereafter, and he must not divulge at any time any of our confidential information.

Grant Barber

The employment agreement between Mr. Barber and the Company was entered into as of February 23, 2006 and amended on December 23, 2010. Mr. Barber serves as our Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Financial Officer of HNS. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Barber or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Barber’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Barber provides for an annual base salary ($400,000 effective April 1, 2010) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2010), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Barber’s employment agreement and a restricted unit purchase agreement between Mr. Barber and HNS, effective as of February 2, 2006, Mr. Barber purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 were subject to time vesting, and 250 were subject to performance vesting. As of April 24, 2010 all 250 performance interests have vested, and the final Class B membership interests, subject to time vesting, vested on February 2, 2011. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock.

Mr. Barber’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of eighteen months following the termination of his employment. The agreement also provides that Mr. Barber must not solicit any of our employees or customers during his employment and for eighteen months thereafter, and he must not divulge at any time any of our confidential information.

T. Paul Gaske

The employment agreement between Mr. Gaske and HNS originally was entered into as of April 23, 2005. Mr. Gaske serves as our Executive Vice President and as an Executive Vice President, North America of HNS. We assumed Mr. Gaske’s employment agreement effective as of February 3, 2006 and the agreement was amended on December 23, 2010. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Gaske or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Gaske’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Gaske provides for an annual base salary ($462,000 effective April 1, 2010) and a cash bonus target in the amount of a percentage of his annual base salary (70% for 2010), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Gaske’s employment agreement and a restricted unit purchase agreement between Mr. Gaske and HNS, effective as of April 23, 2005, Mr. Gaske purchased 650 Class B membership interests of HNS at $0.01 per unit. Of the 650 Class B membership interests, 325 were subject to time vesting, and 325 were subject to performance vesting. As of April 24, 2010 all 750 membership interests have vested. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock.

Mr. Gaske’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of two years following the termination of his employment. The agreement also provides that Mr. Gaske must not solicit any of our employees or customers during his employment and for two years thereafter, and he must not divulge at any time any of our confidential information.

Bahram Pourmand

The employment agreement between Mr. Pourmand and HNS originally was entered into as of April 23, 2005. Mr. Pourmand serves as our Executive Vice President and as an Executive Vice President, International of HNS. We assumed Mr. Pourmand’s employment agreement effective as of February 3, 2006 and the agreement was amended on December 23, 2010. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Pourmand or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Pourmand’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Pourmand provides for an annual base salary ($445,000 effective April 1, 2010) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2010), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Pourmand’s employment agreement and a restricted unit purchase agreement between Mr. Pourmand and HNS, effective as of April 23, 2005, Mr. Pourmand purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 were subject to time vesting, and 250 were subject to performance vesting. As of April 24, 2010 all 500 membership interests have vested. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock.

Mr. Pourmand’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of eighteen months following the termination of his employment. The agreement also provides that Mr. Pourmand must not solicit any of our employees or customers during his employment and for eighteen months thereafter, and he must not divulge at any time any of our confidential information.

Adrian Morris

The employment agreement between Mr. Morris and the Company originally was entered into as of April 23, 2005. Mr. Morris serves as our Executive Vice President and as an Executive Vice President, Engineering of HNS. We assumed Mr. Morris’ employment agreement effective as of February 3, 2006 and the agreement was amended on December 23, 2010. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Morris or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Morris’ employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Morris provides for an annual base salary ($400,000 effective April 1, 2010) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2010), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Morris’s employment agreement and a restricted unit purchase agreement between Mr. Morris and HNS, effective as of April 23, 2005, Mr. Morris purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 were subject to time vesting, and 250 were subject to performance vesting. As of April 24, 2010 all 500 membership interests have vested. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock.

Mr. Morris’ employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of eighteen months following the termination of his employment. The agreement also provides that Mr. Morris must not solicit any of our employees or customers during his employment and for eighteen months thereafter, and he must not divulge at any time any of our confidential information.

Grants of Plan Based Awards in Fiscal Year 2010

The Compensation Committee approved awards under the Plan to each of our Named Executive Officers in 2010. Set forth below is information regarding stock options granted during 2010 under the Plan and information regarding threshold, target and maximum bonus awards our Named Executive Officers could earn in 2010 under the AIP.

Name	Grant Date	Estimated Future Payouts						All Other Stock Awards Shares or Units (#)	All Other Option Awards: Securities Underlying Option(2) (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of stock and Option Awards(3) ($)
		Under Non-Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Pradman Kaul		147,000	595,000	893,000	–	–	–	–	35,000	28.85	410,327
Grant Barber		51,000	204,000	306,000	–	–	–	–	15,000	28.85	175,855
Paul Gaske		69,000	275,000	413,000	–	–	–	–	15,000	28.85	175,855
Bahram Pourmand		57,000	227,000	341,000	–	–	–	–	15,000	28.85	175,855
Adrian Morris		51,000	204,000	306,000	–	–	–	–	15,000	28.85	175,855

(1)	Estimated Future Payout Under Non-Equity Incentive Plans describes the threshold, target and maximum amounts payable under the AIP with respect to the achievement of the Company Performance Targets (i.e. it does not include payments in connection with the subjective factor under the AIP).
(2)	Options to purchase our common stock were awarded on October 14, 2010 to each of our Named Executive Officers. Mr. Kaul received 35,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris received 15,000 options.
(3)	The amount listed in this column reflects the value of the options (approximately $11.72) by the Black-Scholes option valuation model in accordance with ASC Topic 718 “Compensation-Stock Compensation.”

2006 Equity and Incentive Plan

Our Named Executive Officers are eligible to participate in the Plan, which provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to our officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the Plan. Unless earlier terminated by our Board of Directors, the Plan will expire on January 30, 2016. The Board of Directors may amend the Plan at any time. Termination of the Plan and amendments to the Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a Plan amendment if stockholder approval is required to comply with any applicable law, regulation or NASDAQ rules.

Administration of the Plan

The Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the Plan: (i) accelerate the date on which any option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option and (ii) accelerate the vesting date, or waive any condition imposed under the Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award; reduce the exercise price of any award to the current fair market value if the fair market value of the common stock covered by such award shall have declined since the date the award was granted; and (iv) offer any participant the opportunity to exchange awards made to such participant under the Plan for new awards, having such terms and conditions as the Compensation Committee may, in its sole discretion, determine.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of our common stock have been reserved for grants pursuant to the equity incentive program under the Plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the Plan. Under the Plan, no more than 600,000 shares (subject to adjustment) of our common stock may be made subject to awards granted to a single individual in a single Plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects the our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

•	provided that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of our common stock will be changed into or exchanged for any other class or series of common stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of common stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of common stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The Plan provides that, unless otherwise determined by the Compensation Committee, if on or within one year following a change of control, a participant’s employment is terminated by the Company or HNS other than for cause or by the participant for good reason (each of change of control, cause and good reason as defined below in “—Potential Payments Upon Termination or Change of Control”): (i) any award that is subject to time vesting that was not previously vested will become fully vested and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and the award will become fully vested, except that any award subject to performance vesting will not become fully vested as a result of the termination following a change of control, but any vesting or other determinations required under the awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Equity-based Awards—The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Rights—The terms and conditions of stock options and stock appreciation rights granted under the Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the Plan participant. Stock options granted under the Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our common stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the Plan. The exercise price of an option granted under the Plan will not be less than the fair market value of our common stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards—The terms and conditions of awards of restricted stock granted under the Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

The Plan provides for the grant of annual and long-term cash awards to Plan participants, including our Named Executive Officers, selected by the Compensation Committee. The AIP, under which our executive officers are awarded annual performance bonuses, was developed by the Compensation Committee under the Plan. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any Plan participant may receive under the Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any Plan participant may receive under the Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization; operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses, costs or liabilities; earnings from continuing operations; or any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of the Company’s performance, one of the Company’s or HNS’ subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the Plan) not reflected in such goals.

Outstanding Equity Awards as Of December 31, 2010

The following table summarizes the outstanding equity award holdings of our Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Vested (#)
Pradman Kaul	–	35,000	–	28.85	10/14/2020	–	–	–	–
	–	100,000	–	14.47	4/16/2019	–	–	–	–
Grant Barber	–	15,000	–	28.85	10/14/2020	8	63,704	–	–
	–	25,000	–	14.47	4/16/2019	–	–	–	–
Paul Gaske	–	15,000	–	28.85	10/14/2020	–	–	–	–
	–	25,000	–	14.47	4/16/2019	–	–	–	–
Bahram Pourmand	–	15,000	–	28.85	10/14/2020	–	–	–	–
	–	25,000	–	14.47	4/16/2019	–	–	–	–
Adrian Morris	–	15,000	–	28.85	10/14/2020	–	–	–	–
	–	25,000	–	14.47	4/16/2019	–	–	–	–

(1)	Options to purchase our common stock were awarded on October 14, 2010 to each of our Named Executive Officers. These options have an exercise price of $28.85, and vest 50% on October 14, 2012, 25% on October 14, 2013, and 25% on October 14, 2014 and expire on October 14, 2020. On April 16, 2009, the stock options awarded to each of Messrs. Kaul, Barber, Gaske, Pourmand, and Morris on April 24, 2008 under the Plan were exchanged for new stock options pursuant to the Options Exchange Program. These options are subject to time vesting restrictions and vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013 and expire on April 16, 2019. The options have an exercise price of $14.47, the closing price of our common stock on April 15, 2009.
(2)	The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Number of Shares or Units of Stock that Have Not Vested column includes the unvested portion of Mr. Barber’s remaining membership interests that were subject to time vesting, which vested on February 2, 2011. All other remaining Class B membership interests have vested as of April, 2010.
(3)	The Class B membership interests were subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. All performance based membership interests are 100% vested as of April 24, 2010. The amount reflected in the Market Value of Shares of Units of Stock That Have Not Vested column represents the market value of the unvested portion of Mr. Barber’s remaining membership interests that were subject to time vesting, which were vested on February 2, 2011.

Class B Membership Interests

HNS’ second amended and restated limited liability agreement allows for the issuance of HNS’ Class B membership interests which are entitled to receive a pro rata share of any distributions once the capital contributions of the Class A membership interest holders have been paid in full. As of December 31, 2010, a total of 4,650 Class B membership interests have been issued since April 23, 2005 at par value to certain of our current and former directors and executive officers of the Company and HNS, including our Named Executive Officers, entitling the holders to approximately 4% of any capital distributions resulting from a qualifying transaction. The value of the Class B membership interests is reflected in the Outstanding Equity Awards at Fiscal Year-end Table. The HNS Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. At the holders’ election, vested Class B membership interests can be exchanged for our common stock. The number of shares of our common stock to be issued upon the exchange would be based upon the fair market value of the vested Class B membership interest divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. The methodology used to determine the number of shares of our common stock issued upon the exchange of HNS Class B membership interests is subject to the approval of the Compensation Committee and compliance with applicable securities laws.

Option Exercises and Stock Vested In Fiscal Year 2010

There were no exercises of stock options by our Named Executive Officers during the year ended December 31, 2010. The following table summarizes the vesting of HNS Class B Membership Interests held by each of our Named Executive Officers during the year ended December 31, 2010.

	Share Type	Option Awards		Stock Awards
Name		Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Pradman Kaul	Class B	–	–	813	6,473,908
Grant Barber	Class B	–	–	300	2,388,896
T. Paul Gaske	Class B	–	–	352	2,802,971
Bahram Pourmand	Class B	–	–	271	2,157,969
Adrian Morris	Class B	–	–	271	2,157,969

(1)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in HNS on April 23, 2005 for $0.01 per unit. On February 2, 2005, Mr. Barber purchased 500 Class B membership interests in HNS for $0.01 per unit. Amount represents the portion of membership interests that vested in 2010. Mr. Kaul vested in 63 membership interests subject to time vesting and 750 membership interests subject to performance vesting, becoming 100% vested, during 2010. Mr. Barber vested in 50 membership interests subject to time vesting and 250 membership interests subject to performance vesting during 2010, leaving 8 time vesting membership interests to vest in 2011. Mr. Gaske vested in 27 membership interests subject to time vesting and 325 membership interests subject to performance vesting, becoming 100% vested, during 2010. Messrs. Pourmand and Morris vested in 21 membership interests subject to time vesting and 250 membership interests subject to performance vesting, becoming 100% vested, during 2010.
(2)	The fair market value at December 31, 2010 was determined by the appreciation of HNS from the point the majority owners invested in the Company. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests does not occur until the membership interests are converted into our common stock. As such, Messrs Kaul, Barber, Gaske, Pourmand and Morris do not realize the value shown on the membership interests they hold until such conversion.

Pension Benefits

None of our Named Executive Officers participates in or has an account balance in qualified or non-qualified defined benefit pension plans sponsored by the Company or HNS.

Nonqualified Deferred Compensation As Of December 31, 2010

The following table summarizes non-qualified deferred compensation earned, or contributed by, or on behalf of, each of our Named Executive Officers under HNS’ Excess Benefit Plan for the year ended December 31, 2010.

Name	Executive Contributions in 2010(1) ($)	Registrant Contributions in 2010(2) ($)	Aggregate Earnings in 2010(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/10 ($)
Pradman Kaul	242,799	91,050	118,616	–	963,013
Grant Barber	53,721	32,233	23,620	–	268,423
T. Paul Gaske	64,812	43,208	55,340	–	449,961
Bahram Pourmand	100,376	37,641	75,000	–	639,636
Adrian Morris	84,028	31,510	47,177	–	503,871

(1)	The amounts listed were contributed by the Named Executive Officer during 2010. These amounts were contributed from the eligible earnings on the “Summary Compensation Table” for each Named Executive Officers and are not in addition to.
(2)	The amounts listed were contributed by the Company during 2010 based on the same company match formula that is done for all other employees. Since all of the Named Executive Officers have greater than 3 years of service, all contributions from the Company are 100% vested. These amounts are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each Named Executive Officers.
(3)	Aggregate earnings are dependent on the investment decisions made by the Named Executive Officer. All earnings are market earnings, and none are preferential or set by us or HNS.

Excess Benefit Plan

HNS maintains a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Company and HNS whose benefits under HNS’ 401(k) plan are limited by the Code. Employees who are assistant vice presidents and above, including our Named Executive Officers, are eligible to participate in the Excess Benefit Plan and may elect to contribute up to 16% of their eligible compensation into the plan on a pre-tax basis each payroll period. We make matching contributions into the plan in an amount equal to (i) 100% of the participant’s contributions up to 3% of the participant’s compensation and (ii) 50% of the participant’s contributions up to an additional 6% of the participant’s compensation. Participants are always 100% vested in the contributions they make into the plan and become 100% vested in the matching contributions that we make into the plan after completing three years of service. If a participant’s employment is terminated before he or she completes three years of service, the participant will not be vested in the matching contributions that were made to his or her account and, therefore, will forfeit these amounts. In general, a participant’s vested account balance is payable following a participant’s termination of employment, however, if a participant is a “specified employee” (within the meaning of Section 409A of the Code), the participant’s vested account balance will be payable as soon as practicable on or after the first day of the seventh calendar month following termination of employment.

401(k) Plan

HNS maintains a 401(k) plan intended to permit employees of the Company and HNS to save on a tax-favorable basis for their retirement. Eligible employees may elect to contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to certain Internal Revenue Service limits (16,500 in 2010). Participants who are age 50 or older may elect to make additional contributions, called catch-up contributions, into the plan. Up to $5,500 of catch-up contributions may be made in 2010. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of eligible compensation and (ii) 50% of participant contributions up to an additional 6% of eligible compensation. We do not match catch-up contributions. Participants become 100% vested in their matching contributions after completing three years of service. Participants are always 100% vested in the contributions they make into the plan. The plan also permits participants to elect to make contributions on an after-tax basis. Our executive officers, including our Named Executive Officers, are eligible to participate in the 401(k) plan on the same terms as all other employees.

Potential Payments upon Termination and Change of Control

The Compensation Committee has determined the appropriate levels of payments to be made to our Named Executive Officers upon the termination of their employment, including a termination of employment in connection with a change of control of the Company, to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. Except for the Change of Control Bonus Program, the Company does not make any payments to our Named Executive Officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change of control of the Company. Payments are triggered only if the executive is terminated without cause, as defined below, within one year following a change of control of the Company. For a description of the Change of Control Bonus Program, see “—Compensation Discussion and Analysis—Targeted Compensation.”

The following paragraphs set forth the potential payments payable to our Named Executive Officers in certain circumstances under their current employment agreements and our other compensation programs. The Compensation Committee may, in its discretion, add to these benefits or payments if it deems advisable. All cash payments, including accrued but unused paid time off but not including annual performance bonuses, to be made upon the termination of the employment of any executive officer are paid in a lump sum at the time of termination. Annual performance bonuses, if earned and unpaid at the time of termination, are paid in a lump sum in the first quarter following the fiscal year in which the executive officer is terminated. All payments made to our Named Executive Officers upon termination or change of control are paid by the Company, which is in turn is reimbursed by HNS for these amounts under the terms of the Management Agreement with HNS.

For purposes of the following discussion, the employment agreement of each of our Named Executive Officers provides the following definitions:

•

Change of Control, (i) the acquisition of the Company by any individual or group not affiliated with HNS, the Company or its owners immediately prior to such acquisition of beneficial ownership of more than 50%, directly or indirectly, of the vote of the Company or HNS; or (ii) the consummation of an amalgamation, a merger or consolidation of the Company or HNS or any direct or indirect subsidiary of the Company or HNS with any other entity or a sale or other disposition of all or substantially all of the assets of the Company or HNS following which the voting securities of the Company or HNS that are outstanding immediately prior to such transaction cease to represent at least 50% of the combined voting power of the securities of the Company or HNS or, if the Company or HNS is not the surviving entity, such surviving entity or any parent or other affiliate of such surviving entity, outstanding immediately after such transaction.

•

Cause. Includes any of the following: (i) the executive’s failure to perform materially his duties under his employment agreement (other than by reason of illness or disability); (ii) the executive’s commission of any felony, or his commission of any other crime involving moral turpitude or his commission of a material dishonest act or fraud against the Company or any of its affiliates; (iii) the executive’s use or sale of illegal drugs; (iv) any act or omission by the executive that (a) is the result of his misconduct or gross negligence that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its affiliates or (b) is the result of his willful, reckless or grossly negligent act or omission during the executive’s employment that results in a violation of any international trade law; or (v) the executive’s breach of any material provision of his employment agreement or other agreements the executive has with the Company.

•

Good Reason. Includes any of the following conditions or events without the executive’s prior consent: (i) a material diminution of the executive’s position or responsibilities that is inconsistent with the executive’s title, provided that (a) any change in the executive’s position or responsibilities that occurs as a result of the sale of the Company or its significant assets or (b) any change in the executive’s position or responsibilities pursuant to an internal reorganization, in each case, following which, the executive’s level of position at the Company is not materially diminished shall not give rise to good reason under (i) or (ii); (ii) a material and willful breach by the Company of the executive’s employment agreement; (iii) a reduction in the executive’s base salary or the percentage of his base salary eligible as a target bonus; or (iv) a relocation of the executive’s principal place of business more than 50 miles away from the original location.

Pradman P. Kaul

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated by us for Cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without Cause or by him for Good Reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies); (ii) a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is the Executive’s annual base salary (as in effect as of the date of termination) and (y) is 100% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; (iii) the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuing coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and (vi) reasonable outplacement benefits. Mr. Kaul is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Kaul provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies). In general, following a termination of Mr. Kaul’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Kaul’s employment agreement also provides that if Mr. Kaul should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Kaul or his estate would receive, his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of such event.

Assuming that Mr. Kaul’s employment was terminated under each of the above circumstances on December 31, 2010, the payments and benefits have an estimated value of:

Circumstances	Cash Severance(1) ($)	Bonus(2) ($)	Medical Continuation(3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	–	700,000	–	–	–
Without cause, for good reason or non- renewal of agreement by us	4,200,000	700,000	55,229	–	20,000
Without good reason non-renewal of agreement by executive	–	700,000	–	–	–
Disability or death	–	700,000	–	–	–
Change in control	4,200,000	700,000	55,229	–	20,000

(1)	This amount represents three times the sum of Mr. Kaul’s base salary plus target bonus.
(2)	This amount represents Mr. Kaul’s AIP bonus earned in 2010.
(3)	This amount represents the amount of Mr. Kaul’s medical payments for 18 months of COBRA coverage times 150%.

Grant Barber

Pursuant to his employment agreement, if Mr. Barber’s employment is terminated by us for Cause , Mr. Barber will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of termination. In the event that Mr. Barber’s employment is terminated by us without Cause or by him for Good Reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Barber would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies); (ii) a lump sum amount equal to one and one-half (1.5) times the sum of (x) and (y), where (x) is the Executive’s annual base salary (as in effect as of the date of termination) and (y) is 60% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; (iii) the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuing coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and (vi) reasonable outplacement benefits. Mr. Barber is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Barber provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies). In general, following a termination of Mr. Barber’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Barber’s employment agreement also provides that if Mr. Barber should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Barber or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of such event.

Assuming that Mr. Barber’s employment was terminated under each of the above circumstances on December 31, 2010, the payments and benefits have an estimated value of:

Circumstances	Cash Severance(1) ($)	Bonus(2) ($)	Medical Continuation(3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(4) ($)	Outplacement Benefits ($)
For cause	–	240,000	–	–	–
Without cause, for good reason or non- renewal of agreement by us	960,000	240,000	32,767	63,704	15,000
Without good reason non-renewal of agreement by executive	–	240,000	–	–	–
Disability or death	–	240,000	–	63,704	–
Change in control	960,000	240,000	32,767	63,704	15,000

(1)	This amount represents one and one-half times the sum of Mr. Barber’s base salary plus target bonus.
(2)	This amount represents Mr. Barber’s AIP bonus earned in 2010.
(3)	This amount represents 1.5 times Mr. Barber’s COBRA premium, for 18 months.
(4)	Value of Accelerated Equity is based on the fair market value as of December 31, 2010 of the unvested Class B membership interests.

T. Paul Gaske

Pursuant to his employment agreement, if Mr. Gaske’s employment is terminated by us for Cause, Mr. Gaske will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of termination. In the event that Mr. Gaske’s employment is terminated by us without Cause or by him for Good Reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Gaske would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies); (ii) a lump sum amount equal to two (2) times the sum of (x) and (y), where (x) is the Executive’s annual base salary (as in effect as of the date of termination) and (y) is 70% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; (iii) the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuing coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and (vi) reasonable outplacement benefits. Mr. Gaske is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Gaske provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies). In general, following a termination of Mr. Gaske’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Gaske’s employment agreement also provides that if Mr. Gaske should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Gaske or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of such event.

Assuming that Mr. Gaske’s employment was terminated under each of the above circumstances on December 31, 2010, the payments and benefits have an estimated value of:

Circumstances	Cash Severance(1) ($)	Bonus(2) ($)	Medical Continuation(3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	–	324,000		–	–
Without cause, for good reason or non- renewal of agreement by us	1,572,000	324,000	32,767	–	15,000
Without good reason non-renewal of agreement by executive	–	324,000	–	–	–
Disability or death	–	324,000	–	–	–
Change in control	1,572,000	324,000	32,767	–	15,000

(1)	This amount represents two times the sum of Mr. Gaske’s base salary plus target bonus.
(2)	This amount represents Mr. Gaske’s AIP bonus earned in 2010.
(3)	This amount represents 1.5 times Mr. Gaske’s COBRA premium, for 18 months.

Bahram Pourmand

Pursuant to his employment agreement, if Mr. Pourmand’s employment is terminated by us for Cause, Mr. Pourmand will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off and (iv) unreimbursed business expenses (subject to Company policies) through the date of termination. In the event that Mr. Pourmand’s employment is terminated by us without Cause or by him for Good Reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Pourmand would receive (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies); (ii) a lump sum amount equal to one and one-half (1.5) times the sum of (x) and (y), where (x) is the Executive’s annual base salary (as in effect as of the date of termination) and (y) is 60% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; (iii) the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuing coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and (vi) reasonable outplacement benefits. Mr. Pourmand is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Pourmand provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies). In general, following a termination of Mr. Pourmand’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Pourmand’s employment agreement also provides that if he should become permanently disabled and terminated by us, or die during the term of his employment agreement, Mr. Pourmand or his estate would receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of such event.

Assuming that Mr. Pourmand’s employment was terminated under each of the above circumstances on December 31, 2010, the payments and benefits have an estimated value of:

Circumstances	Cash Severance(1) ($)	Bonus(2) ($)	Medical Continuation(3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	–	267,000	–	–	–
Without cause, for good reason or non- renewal of agreement by us	1,068,000	267,000	32,767	–	15,000
Without good reason non-renewal of agreement by executive	–	267,000	–	–	–
Disability or death	–	267,000	–	–	–
Change in control	1,068,000	267,000	32,767	–	15,000

(1)	This amount represents one and one-half times the sum of Mr. Pourmand’s base salary plus target bonus.
(2)	This amount represents Mr. Pourmand’s AIP bonus earned in 2010.
(3)	This amount represents 1.5 times Mr. Pourmand’s COBRA premium, for 18 months.

Adrian Morris

Pursuant to his employment agreement, if Mr. Morris’ employment is terminated by us for Cause, Mr. Morris will receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of termination. In the event that Mr. Morris’ employment is terminated by us without Cause or by him for Good Reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Morris would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies); (ii) a lump sum amount equal to one and one-half (1.5) times the sum of (x) and (y), where (x) is the Executive’s annual base salary (as in effect as of the date of termination) and (y) is 60% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; (iii) the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuing coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and (vi) reasonable outplacement benefits. Mr. Morris is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Morris provides us with notice of non-renewal of his employment agreement or terminates his employment without Good Reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to Company policies). In general, following a termination of Mr. Morris’ employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Morris’ employment agreement also provides that if Mr. Morris should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Morris or his estate would receive, his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to Company policies) through the date of such event.

Assuming that Mr. Morris’ employment was terminated under each of the above circumstances on December 31, 2010, the payments and benefits have an estimated value of:

Circumstances	Cash Severance(1) ($)	Bonus(2) ($)	Medical Continuation(3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	–	240,000	–	–	–
Without cause, for good reason or non- renewal of agreement by us	960,000	240,000	16,135	–	15,000
Without good reason non-renewal of agreement by executive	–	240,000	–	–	–
Disability or death	–	240,000	–	–	–
Change in control	960,000	240,000	16,135	–	15,000

(1)	This amount represents one and one-half times the sum of Mr. Morris’ base salary plus target bonus.
(2)	This amount represents Mr. Morris’ AIP bonus earned in 2010.
(3)	This amount represents 1.5 times Mr. Morris’ COBRA premium, for 18 months.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a director or member of the Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Sponsor Investment

As of December 31, 2010, Apollo owned, directly or indirectly, 96% of Smart & Final, Inc. HNS provides broadband products and services to Smart & Final, Inc. For the year ended December 31, 2010, Smart & Final, Inc. paid $0.6 million to HNS for these services.

On July 12, 2010, an affiliate of Apollo acquired CKE Restaurants, Inc. (“CKE”). As a result, CKE indirectly became our related party as of that date. HNS provides broadband products and services to CKE. For the year ended December 31, 2010, CKE paid $0.2 million to HNS for these services beginning on or after July 12, 2010.

Hughes Systique Corporation

The founders of Hughes Systique Corporation (“Hughes Systique”) include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. In addition, our CEO and President and Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

On October 12, 2005, HNS granted a limited license to Hughes Systique. The license is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), HNS may terminate the license agreement in its reasonable business discretion, or in the event that we (or any affiliate to which we transfer our ownership interest in Hughes Systique) cease to maintain an ownership interest in Hughes Systique.

In December 2005, HNS entered into a master software development agreement with Hughes Systique, allowing HNS to issue mutually agreed statements of work to Hughes Systique for software development services. For the year ended December 31, 2010, HNS paid $9.5 million to Hughes Systique for its services.

In October 2005 and January 2008, we invested $3.0 million and $1.5 million, respectively, in the Series A Preferred Stock of Hughes Systique (“Hughes Systique Preferred Stock”). On March 11, 2009, pursuant to a termination and settlement agreement between Hughes Systique and one of its significant shareholders, the holdings of such shareholder was converted to a reduced level of ownership, representing 5% of Hughes Systique’s common stock. As a result, at December 31, 2010, on an undiluted basis, we owned approximately 45.23% of the outstanding shares of Hughes Systique and our CEO and President and Pradeep Kaul owned an aggregate of approximately 25.61% of the outstanding shares of Hughes Systique.

In February 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and the Company funded its share of the initial draw in the amount of $0.5 million. Effective March 11, 2009, the Company and Hughes Systique amended the term loan facility to remove the other shareholder as a lender, and on March 26, 2009, we funded the remaining $1.0 million of our $1.5 million commitment under the term loan facility. As a result, the Company is not obligated to provide any further funding to Hughes Systique under the term loan facility.

95 West Co. Inc.

In July 2006, HNS entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West Co. MLH is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member our Board of Directors and HNS’ Board of Managers, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay 95 West Co. $9.3 million in annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016 for the use of the orbital positions, subject to conditions in the agreement, which include HNS’ ability to operate SPACEWAY 3. For the year ended December 31, 2010, HNS paid 95 West Co. $0.75 million pursuant to the agreement.

Hughes Telematics Inc.

Hughes Telematics Inc. (“HTI”) is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the CEO and a director of HTI and owned less than 1.5% of the equity of HTI as of December 31, 2010. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and senior partners of Apollo.

In July 2006, HNS granted a limited license to HTI, allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI entered into a letter agreement pursuant to which HTI agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the merger of HTI into Polaris Acquisition Corp. (the “Merger”) in 2009, HNS’ obligations to HTI and its customer expired. In January 2008, HNS entered into an agreement with HTI for the development of an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system.

In March, 2009, the Company exchanged $13.0 million of HTI receivables for convertible preferred stock of HTI (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the Merger, the Company’s HTI Preferred Stock was converted into approximately 3.3 million shares of HTI common stock (“HTI Shares”), of which 1.3 million shares and 2.0 million shares are referred to as Non-escrowed shares and Escrowed shares, respectively. The Escrowed shares are subject to achievement of certain “earn-out” targets by HTI over five years. As of December 31, 2010, our investment represented approximately 3.9% of HTI’s outstanding common stock, before giving effect to the “earn-out” of the Escrowed shares. If the full earn-out targets are achieved, HCI’s investment could represent approximately 3.6% of HTI’s outstanding common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

In December, 2009, the Company entered into a promissory note with HTI (“Promissory Note”) for the purposes of establishing a revised payment schedule for $8.3 million of account receivables that HTI owed to the

Company. The Promissory Note had a maturity date of December 31, 2010 and an interest rate of 12% per annum. On November 5, 2010, the Company revised the terms of the Promissory Note to extend the maturity date to December 31, 2011.

Policies and Procedures for Reviewing Related Party Transactions

Our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which our controlling stockholder, and/or our executive officers or directors or members of their immediate families have an interest. Our Code of Ethics for Chief Executive and Senior Financial Officers requires our chief executive and financial executives to avoid actual or apparent conflicts of interest between personal and professional relationships of such officers and the Company. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such officers must make full disclosure of all facts and circumstances to the chair of the Audit Committee and obtain the prior written approval of the Audit Committee and the Board of Directors. Our written Code of Conduct requires all employees, including executive officers, to avoid actual or apparent conflicts of interest between personal and professional relationships of the employees and the Company, including, but not limited to any investment, interest, or association that interferes or potentially could interfere with independent exercise of judgment in the best interest of the Company. In addition, our corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and reviews the responses to these questionnaires.

Pursuant to the Company’s Bylaws, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following performance graph shows the cumulative total return to a holder of our common stock compared with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecommunications Index for the period from February 23, 2006 (the date our common stock began trading on a national market) through December 31, 2010. The comparison assumes the investment of $100 on February 23, 2006 in our common stock and each of the foregoing indices and reinvestment of all dividends.

Cumulative Total Returns

$100 Invested at February 23, 2006

	February 23, 2006	December 31,
		2006	2007	2008	2009	2010
Hughes Communications, Inc.	$100.00	$186.48	$218.44	$63.76	$104.12	$161.80
NASDAQ Composite Index	$100.00	$105.97	$116.36	$69.19	$99.55	$116.39
NASDAQ Telecommunications Index	$100.00	$115.13	$125.69	$71.67	$106.24	$110.41

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine the consolidated financial statements for our Company and our subsidiaries for the year ending December 31, 2011. Our stockholders are asked to ratify that appointment at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2005. The Audit Committee believes that Deloitte & Touche LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

For the years ended December 31, 2010 and 2009, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”). Audit and all other fees paid or accrued by the Company and its consolidated subsidiaries aggregated $2,608,000 and $2,752,000 for the years ended December 31, 2010 and 2009, respectively and were composed of the following:

•

Audit Fees—The aggregate fees billed for the audit of the Company’s and HNS’ annual financial statements for the years ended December 31, 2010 and 2009 and for the reviews of the financial statements included in the Company’s and HNS’ Quarterly Reports on Form 10-Q were $2,459,000 in 2010 and 2,558,000 in 2009.

•

Audit-Related Fees—The aggregate fees billed for audit-related services for the years ended December 31, 2010 and 2009 were $0 and $125,000, respectively. These fees relate to due diligence and consultation provided in connection with debt offerings and registration statements.

•

Tax Fees—The aggregate fees billed for tax services for the years ended December 31, 2010 and 2009, were $31,000 and $12,000 respectively. These fees relate to tax consultations and services related to foreign office compliance in both 2010 and 2009.

•

All Other Fees—The aggregate fees for services not included above were $118,000 and $57,000 respectively, for the years ended December 31, 2010 and 2009. These fees relate to out of pocket expenses and certification fees/IFRS implementation in India.

Audit Committee Approval Policy

The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent accountants. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year. All services provided by to Deloitte & Touche for the years ended December 31, 2010 and 2009 were pre-approved by the Audit Committee in accordance with these policies.

Audit Committee Report

The Audit Committee of the Hughes Communications, Inc. Board of Directors is currently composed of three directors and operates under a written charter adopted by the Board of Directors. These committee members are considered to be independent. The members of the Committee are Lawrence Ruisi, Chairman, O. Gene Gabbard and Michael Weiner.

Among its other duties, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent auditors. Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended or supplemented.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” as modified or supplemented and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lawrence J. Ruisi, Chairman

O. Gene Gabbard

Michael D. Weiner

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and the Named Executive Officers. The Board of Directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Hughes Communications, Inc. (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis of this Proxy Statement, the primary objective of our executive compensation program is to closely align the compensation paid to our executive officers, including our Named Executive Officers, with the short-term and long-term performance of the Company and to allow the Company to attract, retain and motivate key executives with talent critical to drive long-term success and create stockholder value. The Compensation Committee seeks to achieve this objective by linking a substantial portion of each executive’s total compensation to the achievement of the Company’s financial and operational goals. The Board of Directors believes this link between compensation and the achievement of our goals has helped drive the Company’s performance over time.

For these reasons, the Board of Directors asks our stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that you vote FOR the non-binding resolution approving the Company’s executive compensation.

PROPOSAL 4. ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this Proposal 4, the Board of Directors is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an advisory vote every three years on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement.

This advisory vote is not binding on the Board of Directors. The Board of Directors acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes.

The Board of Directors recommends that you vote FOR the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, and we do not know of any matters to be brought before the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Under the rules of the Securities and Exchange Commission, the date by which proposals of stockholders of the Corporation intended to be presented at the 2012 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is December 16, 2011. Stockholder proposals should be submitted to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

Under the Company’s Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of the stockholders of the Company. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 90 days and not more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of proposals for the 2012 annual meeting of stockholders, the Secretary of the Company generally must receive notice of any such proposal no earlier than January 25, 2012, and no later than February 24, 2012 (other than proposals to be included in the proxy statement and form of proxy, which, as noted above, must be received by December 16, 2011).

Generally, a stockholder notice proposing and nominee for director must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class and series and number of shares of each class and series of common stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or in any law or statute replacing such section), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of common stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act (or in any law or statute replacing such section) and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

ANNUAL REPORT

A copy of the 2010 Annual Report of the Company has been made available simultaneously with this Proxy Statement and includes a copy of the Company’s Annual Report on Form 10-K which contains all of the financial information (including the Company’s audited consolidated financial statements) and certain general information regarding the Company. A printed copy of the Company’s 2010 Annual Report on Form 10-K may be obtained without charge by writing to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

*    *    *    *    *

HUGHES

HUGHES COMMUNICATIONS, INC. 11717 EXPLORATION LANE GERMANTOWN, MD 20876

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HUGHES COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1. ELECTION OF DIRECTORS

NOMINEES:

01) Pradman P. Kaul 02) Andrew D. Africk 03) O. Gene Gabbard 04) Jeffrey A. Leddy

05) Lawrence J. Ruisi 06) Aaron J. Stone

07) Michael D. Weiner

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR Proposals 2 and 3.

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

3. NON-BINDING ADVISORY VOTE ON A RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, OR “SAY ON PAY” VOTE.

The Board of Directors recommends you vote 3 YEARS on Proposal 4.

4. NON-BINDING ADVISORY VOTE ON THE FREQUENCY WITH WHICH SAY ON PAY VOTES SHOULD BE HELD IN THE FUTURE.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

For

Against

Abstain

1 Year

2 Years

3 Years

Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

HUGHES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34728-P10285

HUGHES COMMUNICATIONS, INC. 11717 EXPLORATION LANE GERMANTOWN, MARYLAND 20876

THIS PROXY IS ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Manson and Grant A. Barber (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the Annual Meeting of the common stockholders of Hughes Communications, Inc. to be held on May 25, 2011 at 10:00 a.m., Eastern Time, at 11717 Exploration Lane, Germantown, Maryland and at any postponements or adjournments thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given by the undersigned to vote at said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND FOR 3 YEARS ON PROPOSAL 4, AND AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Continued and to be signed on reverse side